UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on September 30, 2011, Rene Eckert and J. Melville Engle resigned from the Board of Directors of Oxygen Biotherapeutics, Inc (the “Company”).  Because Messrs. Eckert and Engle were each serving on the Company’s Audit Committee, the Company appointed William Chatfield, an independent director, to the Audit Committee following their departures.  As a result of these events, the Company’s Audit Committee currently consists of only two independent directors.

On October 12, 2011, the Company was notified by the NASDAQ Stock Market (“Nasdaq”) that it no longer complies with Nasdaq’s audit committee requirements set forth in Listing Rule 5605(c)(2)(A), which requires that the Company’s Audit Committee consist of three directors meeting the independence criteria and having the qualifications set forth in the Listing Rules. Consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company with a cure period in order to regain compliance with the audit committee requirement.  The cure period will extend until the earlier of the Company’s next annual shareholders’ meeting or September 30, 2012, provided that if the Company’s next annual shareholders’ meeting is held before March 28, 2012, then the Company must evidence compliance no later than March 28, 2012.

To ensure the Company’s compliance with Nasdaq’s Listing Rules, the Company has initiated a search to identify independent and appropriately qualified directors to serve on the Company’s Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: October [ ], 2011	By:	/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer